Exhibit 3

SUBORDINATION AGREEMENT

This Subordination Agreement (the "Agreement") is made as of December 7, 2015 by and between RYAN DREXLER, an individual ("Drexler"), and ANB BANK, a Colorado state bank (the "ANB Bank").

Recitals

A.         MUSCLEPHARM CORPORATION, a Nevada corporation (the "Borrower") has requested and/or obtained certain loans or other credit accommodations from ANB Bank pursuant to the ANB Bank Documents {defined below) which are or may be from time to time secured by liens on and security interests in certain now owned or hereafter acquired assets and property of Borrower pursuant to the ANB Bank Documents (the "ANB Bank Collateral").

B.           The Borrower issued to Drexler the Convertible Secured Promissory Note dated as of even date herewith (the "Drexler Note"), and the Borrower' s obligations under the Drexler Note and the related Security Agreement by and between the Borrower and Drexler of even date herewith (the "Drexler Security Agreement" and, together with the Drexler Note, the "Drexler Documents") are or may from time to time be secured by liens on and security interests in certain assets and property of Borrower pursuant to the Drexler Documents (the "Drexler Collateral").

C.           To induce ANB Bank to consent to the Drexler Documents and the incurrence and performance by the Borrower of its obligations thereunder and in connection therewith, Drexler is willing to subordinate all of Borrower's obligations under the Drexler Documents (including, without limitation, principal, premium (if any), interest, fees, charges, expenses, costs, professional fees and expenses, and reimbursement obligations related thereto), whether presently existing or arising in the future (the "Subordinated Debt") to all of Borrower' s indebtedness and obligations owed to ANB Bank. whether presently existing or arising in the future, and to subordinate Drexler's lien on and security interest in the Drexler Collateral to the lien and security interest of ANB Bank in the ANB Bank Collateral.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.          In addition to the terms defined in the preamble and recitals of this Agreement, as used in this Agreement, the following terms shall have the meanings set forth below:

(i)          "ANB Bank Documents" means all documents, agreements, and instruments between Borrower and ANB Bank evidencing, securing or relating to any indebtedness of Borrower to ANB Bank, whether presently existing or arising in the future, as such documents, agreements and instruments have been or may be modified or amended, including, without limitation, the following: (a) that certain Commercial Loan Agreement by and between Borrower and ANB Bank, dated as of September 12, 2014 (as amended and modified, and together with all addenda and supplements thereto),(b) that certain Commercial Loan Agreement by and between Borrower and ANB Bank, dated as of February 20, 2015 (as amended and modified, and together with all addenda and supplements thereto),(c) that certain revolving loan promissory note in the original principal amount of Eight Million Dollars ($8,000,000) issued by Borrower to ANB Bank, dated as of September 12, 2014 (as amended and modified, and together with all addenda and supplements thereto), (d) that certain term loan promissory note in the original principal amount of Four Million Dollars ($4,000,000) issued by Borrower to ANB Bank, dated as of February 20, 2015 (as amended and modified, and together with all addenda and supplements thereto), (e) that certain Security Agreement by and between Borrower and ANB Bank, dated as of September 12, 2014 (as amended and modified, and together with all addenda and supplements thereto), (f) that certain Security Agreement by and between Borrower and ANB Bank, dated as of February 20, 2015 (as amended and modified, and together with all addenda and supplements thereto), (g) that certain Securities Entitlement Control Agreement by and among Borrower, ANB Bank, and Deutsche Bank, dated as of September 12, 2014 (as amended and modified, and together with all addenda and supplements thereto), (h) that certain Agreement to Provide Insurance by and between Borrower and ANB Bank, dated as of September 12, 2014 (as amended and modified, and together with all addenda and supplements thereto), (i) that certain Agreement to Provide Insurance by and between Borrower and ANB Bank, dated as of February 20, 2015 (as amended and modified, and together with all addenda and supplements thereto), G) that certain Debt Modification Agreement -Revolving Line of Credit by and between Borrower and ANB Bank, dated as of October 9, 2015 (as amended and modified, and together with all addenda and supplements thereto), (k) that certain Debt Modification Agreement -Term Loan by and between Borrower and ANB Bank, dated as of October 9, 2015 (as amended and modified, and together with all addenda and supplements thereto), (I) that certain Individual Guaranty made by Ryan Drexler for the benefit of ANB Bank, dated as of October 9, 2015 (as amended and modified, and together with all addenda and supplements thereto), and (m) that certain Individual Guaranty made by Jodi Drexler-Billet for the benefit of ANB Bank, dated as of October 9, 2015 (as amended and modified, and together with all addenda and supplements thereto).

(ii)         "ANB Bank Debt" means all indebtedness and obligations of Borrower owed to ANB Bank (including, without limitation, principal, premium (if any), interest, fees, charges, expenses, costs, professional fees and expenses, and reimbursement obligations related thereto), whether presently existing or arising in the future, including, without limitation, all indebtedness and obligations now or hereafter owing under the ANB Bank Documents.

(iii)        "ANB Bank Liens" means all liens and security interests in any currently existing or after-acquired asset of Borrower securing all or any portion of the ANB Bank Debt.

(iv)        "Collateral" means the ANB Bank Collateral and the Drexler Collateral.

(v)         "Excess Principal" means any principal under the ANB Bank Debt in excess of the Principal Cap.

(vi)        "Liens" means the ANB Bank Liens and the Subordinated Liens.

(vii)       "Principal Cap" means an amount equal to the sum of (A) $7,000,000.00, and

(B)         all amounts, if any, advanced under the ANB Bank Documents for the purposes of preserving the ANB Bank Collateral, including without limitation, any amounts advanced to pay taxes or other liens on the ANB Bank Collateral senior to the ANB Bank Liens, or insurance or storage costs of the ANB Bank Collateral.

(viii)      "Subordinated Liens" means all liens and security interests in any currently existing or after-acquired asset of Borrower securing all or any portion of the Subordinated Debt

2.          With respect to the Collateral, the Subordinated Liens are and shall be subordinated at all times and in all respects to the ANB Bank Liens regardless of the date, manner, time or order of attachment, perfection or recording of the respective Liens, any provision of law or judicial decision, any term or condition contained in the ANB Bank Documents or Drexler Documents, or whether any party holds possession of all or any part of the Collateral. In the event of any sale, transfer, or other disposition (including a casualty loss or taking through eminent domain) of the Collateral, the proceeds resulting therefrom (including insurance proceeds) shall be applied in accordance with the terms of the ANB Bank Documents until such time as the ANB Bank Debt has been paid in full in cash (except for any contingent obligations as to which no demand has been made), provided that this sentence shall not apply to Excess Principal, if any, or to any premium or interest accrued with respect to such Excess Principal.

3.          All Subordinated Debt is subordinated in right of payment to all ANB Bank Debt except Excess Principal, if any, and any premium or interest accrued with respect to such Excess Principal. ANB Bank shall not be required to allocate fees, charges, expenses, costs, professional fees and expenses and reimbursement obligations between Excess Principal and other principal amounts, and the Subordinated Debt shall be subordinate to all such sums.

4.          Drexler will not demand or receive from the Borrower (and the Borrower will not pay to Drexler) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will Drexler exercise any remedy with respect to any Drexler Collateral or any other property of the Borrower, nor will Drexler accelerate the Subordinated Debt, or commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Borrower, until such time as the ANB Bank Debt has been fully paid in cash (except for any contingent obligations as to which no demand has been made); provided that Drexler may (a) exercise Drexler's rights of conversion under the Drexler Note, (b) accrue interest and exercise Drexler's rights of conversion under the Drexler Note with respect to such accrued interest, and (c) accelerate the Subordinated Debt (but shall not commence any action against the Borrower unless in accordance with this Agreement) if an Insolvency Proceeding (as defined below) has commenced or the Drexler Note has matured and has not been repaid in full.

5.          ANB Bank shall have the exclusive right to enforce rights and exercise remedies with respect to the ANB Bank Collateral until the ANB Bank Debt has been paid in full in cash (except for contingent obligations as to which no demand has been made). In exercising rights and remedies with respect to the ANB Bank Collateral, ANB Bank may enforce the provisions of the ANB Bank Documents and exercise remedies thereunder, all in such order and in such manner as it may determine in the exercise of its sole business judgment. Such exercise and enforcement shall include, without limitation, the rights to sell or otherwise dispose of ANB Bank Collateral, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction.

6.          Notwithstanding anything to the contrary in the ANB Bank Documents, ANB Bank hereby consents to the Drexler Documents and the execution and delivery by the Borrower thereof, and the performance by the Borrower of the obligations set forth therein, and the ANB Bank Documents are hereby deemed amended to permit the same.

7.          In the event of Borrower' s insolvency , reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, including, without limitation, any voluntary or involuntary bankruptcy, insolvency, receivership or other similar statutory or common law proceeding or arrangement involving Borrower, the readjustment of its liabilities, any assignment for the benefit of its creditors or any marshalling of its assets or liabilities (each, an "Insolvency Proceeding”), this Agreement shall remain in full force and effect in accordance with Section 51O(a) of the United States Bankruptcy Code. In the event of any Insolvency Proceeding involving Borrower: (a) all ANB Bank Debt first shall be paid in full in cash before any payment of or with respect to the Subordinated Debt shall be made; (b) any payment or distribution, whether in cash, property or securities which, but for the terms hereof, otherwise would be payable or deliverable in respect of the Subordinated Debt, shall be paid or delivered directly to ANB Bank until all of the ANB Bank Debt has been paid in full in cash, and Borrower and Drexler irrevocably authorize, empower and direct all receivers, trustees, liquidators, custodians, conservators and others having authority in the premises to effect all such payments and distributions, and Borrower and Drexler also irrevocably authorize, empower and direct the holder of the ANB Bank Debt to demand, sue for, collect and receive every such payment or distribution; (c) Borrower and Drexler agree to execute and deliver to the holder of the ANB Bank Debt or its representatives all such further instruments confirming the authorization described in the immediately preceding subsection, (d) Borrower and Drexler agree not to initiate or prosecute or encourage any other person to initiate or prosecute any claim, action or other proceeding challenging the enforceability of the ANB Bank Debt or any ANB Bank Lien, and (e) Borrower and Drexler agree to execute, verify, deliver and file any proofs of claim in respect of the Subordinated Debt requested by ANB Bank in connection with any such Proceeding and hereby irrevocably authorize, empower and appoint ANB Bank and its agents and attorneys-in-fact to (i) execute, verify, deliver and file such proofs of claim upon the failure of Borrower or Drexler promptly to do so (and, in any event, prior to thirty (30) days before the expiration of the time to file any such proof), and (ii) vote or refrain from voting such claim in any such Proceeding; provided ANB Bank shall have no obligation to execute, verify, deliver, file and/or vote any such proof of claim. In the event that ANB Bank votes or refrains from voting any claim in accordance with the authority granted hereby, Borrower and Drexler shall not be entitled to vote, change or withdraw such vote. Subject to the terms and conditions set forth in Section 3 above, the provisions of this section shall continue to govern the relative rights and priorities of the ANB Bank Debt and Subordinated Debt, even if all or part of the ANB Bank Debt or any of the ANB Bank Liens are subordinated, set aside, avoided or disallowed in connection with any such Proceeding and this section shall be reinstated if at any time any payment of any of the ANB Bank Debt is rescinded or must otherwise be returned by any holder of ANB Bank Debt or any representative of such holder.

8.          The Parties hereto acknowledge and agree with respect to any and all Collateral that (i) the ANB Bank Liens and the Drexler Liens constitute separate and distinct grants of liens and (ii) because of, among other things, their differing rights in the Collateral, the ANB Bank Debt and the Subordinated Debt are fundamentally different from one another and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding of the Borrower.

9.          The terms of this Agreement, the subordination effected hereby, and the rights and the obligations of the parties arising hereunder, shall not be affected, modified or impaired in any manner or to any extent by: (a) any amendment or modification of or supplement to any of the ANB Bank Documents or Drexler Documents; (b) the validity or enforceability of any of the ANB Bank Documents or Drexler Documents; or (c) any exercise or non-exercise of any right, power or remedy under or in respect of any ANB Bank Debt or Subordinated Debt or any of the ANB Bank Documents or Drexler Documents. The Parties hereby acknowledge that the provisions of this Agreement are intended to be enforceable at all times, whether before the commencement of, after the commencement of, in connection with or premised on the occurrence of an Insolvency Proceeding.

10.       This Agreement shall bind any heirs, representatives, successors or assignees of the parties hereto and shall benefit any successors or assigns of the parties hereto. This Agreement is solely for the benefit of ANB Bank and Drexler and not for the benefit of Borrower or any other party.

l 1.        All notices given to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or electronic mail notice, when received, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

ANB Bank:	3033 East First Avenue
Suite 200

Denver, CO 80206
Attn: Chief Financial Officer With a copy to:
ANB Bank
3033 East First Avenue Suite 200
Denver, CO 80206 Attn: General Counsel

Drexler:	Ryan Drexler
525 Chalette Drive
Beverly Hills, CA 90201

12.         Except for the receipt of common stock of Borrower as the result of exercising its conversion rights under the Drexler Note, in the event that Drexler receives any payments or distribution of funds or Collateral or other items of value on account of the Subordinated Debt, until such time as the ANB Bank Debt has been fully paid in cash (except for any contingent obligations as to which no demand has been made), Drexler shall hold such payments, distributions, Collateral or items in trust for the benefit of ANB Bank and promptly turn such payments, distributions, Collateral or items over to ANB Bank.

13.         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

14.         This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to conflicts of laws principles. The parties submit to the exclusive jurisdiction of the state and federal courts located in Denver, Colorado in any action, suit, or proceeding of any kind, against it which arises out of or by reason of this Agreement. THE PARTIES WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

15.         This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. This Agreement may be amended only by written instrument signed by ANB Bank and Drexler.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DREXLER	ANB BANK

RYAN DREXLER, an individual	ANB BANK, a Colorado state bank

/s/ Ryan Charles Drexler	By:	/s/ Koger Propst
	Name:	Koger Propst
	Title:	President

The undersigned acknowledges and agrees to the terms of this Agreement.

“Borrower”

MUSCLEPHARM CORPORATION

By:	/s/ Brad Pyatt
Name:	Brad Pyatt
Title:	Chief Executive Officer